                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



                               January 27, 1994
                               ----------------
                       (Date of earliest event reported)



                            BankAmerica Corporation
                            -----------------------
            (Exact name of registrant as specified in its charter)


                                   Delaware
                            ----------------------
                (State or other jurisdiction of incorporation)


         1-7377                                            94-1681731
- -----------------------                        --------------------------------
(Commission File Number)                       (IRS Employer Identification No.)


    555 California Street, San Francisco, California 94104
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(Address of principal executive offices)                              (Zip Code)


                                (415) 622-3530
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(Registrant's telephone number, including area code)



                               Page 1 of 6 pages
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Item 5.  Other Events.
         ------------

         BankAmerica Corporation ("BankAmerica"), a Delaware corporation, and Continental Bank Corporation ("CBC"), a Delaware corporation, have entered into an Agreement and Plan of Merger dated as of January 27, 1994, (the "Agreement") pursuant to which CBC will be merged with and into BankAmerica in a transaction in which BankAmerica will be the surviving entity (such transaction, the "Merger").

         As a result of the Merger, each outstanding share of common stock of CBC ("CBC Common Stock") will be converted either all into common stock of BankAmerica or all into cash. To the extent BankAmerica stock is received, the Merger is expected to be tax free to the CBC shareholders, although such receipt of stock could become taxable under certain circumstances. However, it is a condition to the Merger closing that CBC counsel renders an opinion for CBC that the Merger qualifies as a tax-free reorganization under the Internal Revenue Code, except for cash payments. Some of the basic terms of the Merger are summarized below and in the joint press release of BankAmerica and CBC issued January 28, 1994 and attached hereto as Exhibit 99. The Agreement itself is attached hereto as Exhibit 2, and this summary is qualified in its entireity by reference to the full Agreement.

         The number of shares or fractions thereof of BankAmerica common stock to be issued in the Merger is subject to adjustment, pursuant to an exchange ratio contained in the Agreement. The final exchange ratio will be based on the average of the closing prices of BankAmerica common stock during the 10 consecutive days on which shares of BankAmerica common stock are traded on the New York Stock Exchange ending on the 10th calendar day immediately prior to the anticipated effective time of the Merger (the "Final BAC Stock Price"). So long as the Final BAC Stock Price does not exceed $55.84 per BankAmerica share and is not less than $36.16 per BankAmerica share and so long as the number of outstanding shares of CBC Common Stock does not increase as a result of the exercise of employee stock options outstanding at the date of the Agreement, the amount of BankAmerica common shares to be issued in the Merger will remain the same (approximately 21.25 million shares). Such amount is herein referred to as the "Stock Amount." As of January 26, 1994 there were 51,102,022 shares of CBC common stock outstanding, other than treasury shares.

         If the Final BAC Stock Price is in excess of $55.84, then the Stock Amount and the per share cash and stock consideration will decline so that the amount to be received (whether all in stock or all in cash) will be the same as if the Final BAC Stock Price had been equal to $55.84. If the Final BAC Stock Price is less than $36.16, CBC may terminate the Agreement unless: (i) BankAmerica agrees to increase the Stock Amount and to increase the per share stock and cash consideration to be received in the Merger to an amount equal to the amounts which would have been received by the CBC common shareholders under the Agreement (whether all in stock or all in cash) if the Final BAC Stock Price had been equal to $36.16; and (ii) CBC Counsel renders an opinion for CBC that the Merger qualifies as a tax free reorganization under the Internal Revenue Code, except for cash payments.


                               Page 2 of 6 pages
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         CBC shareholders may elect, at their option, to receive cash in the
Merger, or to receive BankAmerica common stock in the Merger or to make no election under the Agreement. The per share stock and cash amounts received per share of CBC Common Stock will be equal in value to each other based on valuing the BankAmerica Common Stock at the Final BAC Stock Price. The aggregate amount of cash to be paid to CBC shareholders is fixed at approximately $939 million so long as the number of outstanding shares of CBC Common Stock does not increase as a result of the exercise of employee stock options outstanding at the date of the Agreement. The Agreement provides for a random allocation procedure (as determined by BankAmerica and CBC) in the event of an oversubscription in respect of stock or cash. Fractional shares will not be issued but the value of such shares will be paid to the holders thereof in cash.

         The Agreement also provides for the termination of the Agreement by BankAmerica, in its sole discretion, during the 10 business day period beginning after the date of receipt by BankAmerica of certain CBC disclosure schedules in form and detail of presentation reasonably satisfactory to BankAmerica. In addition, the disclosure schedule receipt date also begins a 30 calendar day period (10 business days of which overlap the sole discretion termination period described in the preceding sentence) during which period BankAmerica may terminate the Agreement if BankAmerica identifies any circumstances which, in the reasonable judgment of BankAmerica's Board of Directors (including a committee thereof), acting in good faith and with due regard for principles of fair dealing, could: (i) materially and adversely impact the reasonably expected financial or business benefits to BankAmerica of the Merger, (ii) be inconsistent in any material and adverse respect with any of the representations and warranties of CBC contained in the Agreement, (iii) materially and adversely affect the business, operations, properties, financial condition, results of operations or prospects of CBC and its subsidiaries on a consolidated basis or
(iv) deviate materially and adversely from CBC's financial statements for the year or quarter ended December 31, 1993. The timing of such dates cannot be determined with certainty since the point-in-time that satisfactory disclosure schedules will be received by BankAmerica cannot presently be determined. In addition, under certain circumstances BankAmerica or CBC may terminate the Agreement, as specified therein.



                               Page 3 of 6 pages
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         In addition, each share of CBC's Adjustable Rate Preferred Stock,
Series 1 and 2 (collectively, "CBC Preferred Stock") outstanding immediately prior to the effective time of the Merger (excluding shares held by dissenting holders of the Series 2 stock, if any, exercising appraisal rights) will be converted, respectively, into one share of Adjustable Rate Preferred Stock, Series 1 and 2, of BankAmerica the respective terms of which will be essentially the same as the correlative series of CBC Preferred Stock.

         As a result of the Merger and upon effectiveness of the Merger, all shares of the CBC Common Stock and Preferred Stock will be delisted from the New York Stock Exchange, will not be listed on any national securities exchange or quoted in any inter-dealer quotation system, and will be eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, and the holders of the CBC's Common and Preferred Stock will become stockholders of BankAmerica to the extent they receive BankAmerica stock in the Merger.

         Concurrently with the execution and delivery of the Agreement, CBC has entered into a Stock Option Agreement (the "CBC Stock Option Agreement") with BankAmerica pursuant to which CBC has granted to the registrant an option to purchase up to 10,169,000 shares of CBC's common stock at a price of $37.50 per share. BankAmerica or any other holder or holders of the stock option (collectively, the "Holder") may exercise the CBC Stock Option Agreement, in whole or in part, subject to regulatory approval, at any time within 30 days (subject to extension as provided in the CBC Stock Option Agreement) after both an "Initial Triggering Event" (as defined in the Agreement) and a "Subsequent Triggering Event" occurring prior to termination of the stock option. "Subsequent Triggering Event" is defined as either: (A) the acquisition by any person or group of beneficial ownership of 20% or more of the then outstanding CBC Common Stock, or (B) CBC or any CBC subsidiary, without BankAmerica's prior written consent, entering into an agreement with any person or group (other than BankAmerica or any BankAmerica subsidiary) to engage in, or CBC's Board of Directors recommending that the CBC's stockholders approve or accept (other than as contemplated by the Agreement), any (x) merger or consolidation, or similar transaction, involving CBC or any significant CBC subsidiary, (y) purchase, lease, or other acquisition representing 15% or more of the consolidated assets of CBC or any significant CBC subsidiary, or (z) purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of CBC or any significant CBC subsidiary.

         The CBC Stock Option Agreement also provides that BankAmerica has the right, in certain circumstances, to require CBC to repurchase the option and any shares acquired by exercise of the option, and that BankAmerica has the right to require CBC to register the CBC Common Stock acquired by or issuable upon exercise of the option under the Securities Act of 1933. In addition, if CBC enters into an alternative transaction with a third party within eighteen months after the termination of the Agreement, it would be obligated under certain circumstances to pay BankAmerica the greater of $60 million or 3% of the transaction's value.

                               Page 4 of 6 pages
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         The closing of the Merger is subject to the satisfaction of certain conditions, including the approval of the transaction by the holders of a majority of the outstanding shares of common stock of CBC and the obtaining of certain regulatory approvals. While the precise time of the Merger closing cannot be determined with certainty, the parties presently anticipate that (assuming the normal approval process is not impeded) the closing will take place in the third quarter of 1994.

         The Agreement, the CBC Stock Option Agreement, and the joint press release of BankAmerica and CBC are attached as exhibits to this report and are incorporated herein by reference. The foregoing summaries of the Merger Agreement, and the CBC Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.
         -----------------------------------------------------------------

         The following exhibits are filed with this report:

Exhibit Number                                     Description
- --------------                                     -----------

       2. Agreement and Plan of Merger dated as of January 27, 1994, between BankAmerica
                                           Corporation and Continental
                                           Bank Corporation (without
                                           exhibits but with appendix A).

       10. Stock Option Agreement dated as of January 27, 1994, between BankAmerica
                                           Corporation and Continental
                                           Bank Corporation.

       99. Joint press release of BankAmerica Corporation and Continental Bank Corporation issued January 28, 1994, regarding the Merger.


                               Page 5 of 6 pages
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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     BANKAMERICA CORPORATION


                                     by         /s/JOSEPH B. THARP
                                         -----------------------------------
                                                Joseph B. Tharp
                                                Executive Vice President
                                                and Financial Controller

Dated:  February 1, 1994.



                               Page 6 of 6 pages
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                                 EXHIBIT INDEX


Exhibit Number    Description
    2.            Agreement and Plan of Merger dated as of January 27, 1994, between BankAmerica Corporation and Continental Bank
                  Corporation (without exhibits but with appendix A).

    10.           Stock Option Agreement dated as of January 27, 1994, between
                  BankAmerica Corporation and Continental Bank Corporation.

    99.           Joint press release of BankAmerica Corporation and Continental
                  Bank Corporation issued January 28, 1994, regarding the
                  Merger.
